PROSPECTUS SUPPLEMENT NO. 2
     (TO PROSPECTUS DATED OCTOBER 7, 1996)


                       2,012,500 PREFERRED SECURITIES
                          ANNTAYLOR FINANCE TRUST
                 81/2% Convertible Trust Originated Preferred
                      Securities(SM) (Convertible TOPrS(SM))
              (Liquidation Amount $50 per Preferred Security)
                 fully and unconditionally guaranteed by,
                   and convertible into Common Stock of,
                        ANNTAYLOR STORES CORPORATION


          This Prospectus Supplement No. 2 supplements and amends the Prospectus dated October 7, 1996, as supplemented by the Prospectus Supplement dated December 6, 1996 (the "Prospectus") relating to the 81/2% Convertible Trust Originated Preferred Securities(SM) (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of AnnTaylor Finance Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.0068 per share (the "Company Common Stock"), of AnnTaylor Stores Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities.

          The table on pages 57 and 58 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus are hereby amended by the deletion of item 41 and the substitution therefor of the following:

          "41. Lazard Freres & Co. LLC . . . . . . . . . . . .  50,500

          42.  Reliant Trading . . . . . . . . . . . . . . . .  57,500

          43.  Shepherd Trading Limited  . . . . . . . . . . .  80,000

          44.  ANY OTHER HOLDER OF CONVERTIBLE PREFERRED
               SECURITIES OR FUTURE TRANSFEREE FROM ANY
               SUCH HOLDER . . . . . . . . . . . . . . . . . . 464,515"

          The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7 OF THE
     PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus Supplement is April 25, 1997.